Exhibit 10.28

Monternet SMS Cooperation Agreement

Contract No:

Execution date:

Party A: Beijing Mobile Communication Co., Ltd	Party B: Beijing Sohu Internet Information Service Co., Ltd

Legal representative:	Legal representative: Zhang Chaoyang

Mailing address: No. 58 Dongzhong Street Dongcheng District, Beijing 100027	Mailing address: F15 Wing 2 No. 7 Jianguomennei Avenue, Beijing 10005

Tel: 65546699	Tel: 65102160

Fax: 65541330	Fax: 65102900

Opening bank:	Opening bank: Gongtibeilu branch of Communication Bank

Account number:	Account number: 060869018001247090

Beijing Mobile Communication Co., Ltd (hereinafter referred to as “Party A”), as the mobile communication operator and mobile data operator, provides the application providers with the open premium-based communication channels. Beijing Sohu Internet Information Service Co., Ltd (hereinafter referred to as “Party B”), engaged in value-added communication business as approved by the competent telecom authorities, provides the mobile users the SMS value-added services. To provide the users with better application services, the parties agree as follows with regard to joint efforts of Monternet SMS services upon friendly consultation in the principle of equality, mutual benefit and development:

I. Introduction of Cooperation Scope

1.1 Party B shall fully comply with the State Council Order (No. 292) “Administrative Methods of Internet Contents and Application Services”, be granted the license of value-added telecom business (dedicated to mobile network value-added telecom service), service for telecom and information services (Internet information service), be able to provide comprehensive after service system, and have legal business conditions like the legal and reliable information/message sources.

1.2 In case Party B is the local partner of Party A, Party B shall provide Monternet SMS services to China Mobile mobile phone users of Beijing region only via the SMS channel of Party A.

1.3 Party B shall abide by Monternet SP regulations (including but not limited to “SMS Value-added Service SP Cooperation Regulations of Beijing Mobile and China Mobile) to provide SMS value-added services.

1.4 Party A shall conduct regular examination of Party B in accordance with Monternet SP Cooperation Regulations and relevant provisions, and is entitled to terminate the cooperation with Party B if the above examination fails.

II. Rights and Obligations

2.1 Rights and Obligations of Party A

1) Party A permits Party B to connect with Party A’s SMS gateway to provide SMS value-added services. Party A is entitled to adjust SMS traffic based on SMS center’s capacity provided that Party A shall notify Party B in advance of any adjustment impacting on Party B business.

2) Party A shall provide necessary GSM mobile communication system, and ensure the stable and smooth traffic transmission. Upon Party B’s notification about the poor transmission performance, Party A shall make troubleshooting promptly to avoid interference with Party B business.

3) Party A shall provide Party B the technical protocol/standard and interface standard of the SMS gateway platform as well as the technical documentation for mutual communication, and promptly address the communication problems of Party B.

4) Party A shall provide software/hardware for the SMS platform, and bear the operating cost thus incurred.

5) Party A shall renovate its own billing system at is own cost, including the bank premium-collection system and relevant hardware/software.

6) Party A shall provide the billing service and payment collection service to Party B. Party A is entitled to check the business of Party B to ensure the accuracy of the billing information. Party A shall provide users with the specific premium invoice, and the detailed bill as requested.

7) When applicable, Party A shall provide Party B with the relevant data of invalid Monternet users (number cancelled, mobile phone shut off and overdue premium users) to facilitate Party B to settle the problem.

8) Party A shall handle the user inquiries and complaints arising out the network problem.

2.2 Rights and Obligations of Party B

1) Party B shall undertake the purchase and maintenance of its own software/hardware systems, including but not limited to the work and cost of all hardware system/equipment test/commissioning, cut-over, system maintenance, routine business management and marketing of the subject project.

2) Party B shall provide China mobile users with the agreed contents and application services, and ensure the legal, current and reliable information sources. Party B shall warrant that its information and contents comply with the applicable laws and regulations, and be liable for any liability thus incurred.

3) The URL address of Party B customized interface to users is www.sohu.com for users to know about the contents and services of Party B. The above interface shall contain the basic service functions like authentication, addition, deletion, modification and searching, and the premium inquiry function. Party B shall provide users with the specific premium standard with the adjustment cycle above 6 months, by which any service premium standard is subject to no change within 6 months after the launching. Party B shall keep all user access records of at least 3 months, and keep the user ordering data permanently, and provide Party A with the interface for inquiry about the business records.

4) Party B shall take necessary measures to effectively control invalid Monternet users, and shall not send any information to invalid Monternet users to ensure the normal business of Monternet.

5) In case of system failure of Party B impacting on Party A communication system, Party B shall submit to instructions of Party A for adjustment of SMS traffic of Party B to ensure reliable and stable SMS services, when Party B shall handle any user dispute thus incurred.

6) In the term of this agreement, Party B shall not send ads among other waste information to users via the communication channel of Party A. Party B shall strengthen the examination of SMS contents, restrict on the group SMS quantity (at most 2 each time) and unit-time sending SMSs (at most 100 each hour). Party B shall take effective technical measures to avoid illegal attack on Monternet including illegal intrusion, password pirating and illegal access of webpages.

7) Party B shall handle the user inquiries about application services or contents, fee inquiries, complaints and resentments, and settle any user complaint transferred by Party A within stipulated timeframe while ensuring the fair and truthful settlement result.

8) In the term of this agreement, Party B is obligated to submit a report to Party A as requested about the user base, user categories, access habits and business prediction within the first 5 days each month. Party A shall keep the confidentiality of the data as set in article 8 hereunder.

9) Party B is obligated to promote and market Monternet services to users.

III. Responsibility and Rights Matrix

3.1 Party B shall handle the user dispute arising out the contents and services or transmission jams between the parties, and Party A shall handle the user dispute arising out of the SMS gateway and SMS center, as detailed in the diagram below:

3.2 The contents or applications furnished by Party B shall not exceed the mutually agreed business scope, otherwise Party A is entitled to terminate this agreement and claim the default liability against Party B. Party A is entitled to supervise the business of Party B, to which Party B shall assist with, to avoid any negative impact of Party B business development on normal business of Party A. In case any default of Party B in business development negatively impacts on the normal business of Party A, Party A is entitled to terminate this agreement and claim the default liability against Party B.

3.3 Party B shall send written proposal or the document stamped on SP management website in advance of any intention to add or reduce the services hereunder or change the price of some services hereunder. In case Party A agrees with the above price change, Party A shall notify Party B thereof via SP website or in writing; in case of agreeing with the new services by Party A, Party B shall test the new services and furnish the test report to Party A. No new services are available to users unless Party A confirms the new services are sophisticated enough, as set in exhibit 1.

IV. Mutual Benefits

4.1 Party A shall charge the communication fee of SMS services hereunder from the mobile phone users of Party A as per the fee standard. In principle, Party B shall determine the information service fee of the services hereunder of the mobile users subject to the approval of China Mobile Communication Corporation. With Party A advising on the upper threshold of the price (i.e. 2 yuan per each item of SMS, 30 yuan per month), Party B shall procure the approval of the price authority for the price standard with prompt notification to Party A.

4.2 Party A shall provide Party B with the billing and information fee collection services. With all information services fee of each billing month in Beijing region as the information service fee receivable in Beijing region, Party A shall pay 85% of the above receivable in Beijing region to Party B, and be liable for any risk of overdue payment of local users. In case Party B is the whole-network partner of Party A, i.e. Party B provides Monternet SMS value-added services to the nationwide China Mobile users, then all information services fee of each billing month in non-Beijing region as the information service fee receivable in non-Beijing region, the non-Beijing mobile companies shall collect such fee and credit the agreed rate (85% of the local information service fee receivable) to Party A, which shall be credited to Party B in full by Party A.

4.3 Party A shall charge Party B at 0.05-.0.08 yuan per item of SMS for any exceeding SMSs between the SMS items (downlink) from Party B to nationwide users and those from users to Party B (uplink), as stipulated below (“unbalanced SMSs by reducing the uplink from the downlink):

Exceeding downlink (items/month)	Fee standard (yuan/item)	Calculation method X=(MT-MO)items/month
Below 100,000	0.08	X*0.08, at least 2000 yuan
100,000-300,000	0.07	(X-100,000)*0.07+100,000*0.08
300,000-1 million	0.06	(X-300,000)*0.06+200,000*0.07+100,000*0.08
Above 1 million	0.05	(X-1,000,000)*0.05+700,000*0.06+ 200,000*0.07+100,000*0.08

V. Settlement Terms

5.1 Settlement points: as requested by Party A.

5.2 Settlement Methods

1) Party B is connected with Party A SMS center via Party A SMS gateway, the billing data from Party A SMS gateway is final. The parties shall settle the payment monthly from the 15th day to the 20th day each month for the premium of the last month. Party A shall calculate out the last-month information fee of Party B and the unbalanced communication fee payable to Party A after the end of each billing month, by which the parties shall make the financial settlement.

2) The parties shall make the financial settlement as per the current-month information fee receivable as calculated by the billing system of Party A. By subtracting the unbalanced information fee payable to Party A from 85% of the total information fee, Party A shall pay the positive net balance to Party B against the service invoice; Party B shall pay the negative net balance to Party A against the invoice of Party A. The receiving party shall issue the invoice (as per local post stamp) to the paying party within 3 days after the receipt.

3) The parties shall settle the payment strictly in accordance with the settlement method and deadline. The party liable for overdue payment beyond the payment deadline (the 20th day each month) shall indemnify the other party the default penalty at 0.1% daily. In case the overdue party delays the payment for over 2 months instead of the notice of the other party, the receiving party may lodge the action against the overdue party, the overdue party shall be liable for any legal liability thus incurred.

VI. Promotion

6.1 The parties may jointly promote and publicize the services hereunder with their own resources for mutual benefit.

6.2 In principle, Party A shall promote Monternet and the major classified application services of Monternet only rather than mere Monternet services hereunder.

6.3 Party B shall promote Monternet brand in the marketing of Party B brand and other Monternet services. The use of Monternet logo by Party B, subject to reporting to Party A prior to the formal use, shall strictly abide by the logo/mark regulations instead of unauthorized distortion of the shape or color.

6.4 Party B shall not use Monternet brand other than the promotion of Monternet service promotion, otherwise Party A is entitled to terminate the use thereof and claim any liability thus incurred against Party B, even the legal liability for severe default.

6.5 In conspicuous place of the promotion materials and media ads of Monternet services, Party B shall clearly mark the customer service hotline or website, complaint email address. Party B shall not use the products of China Mobile rivals as the promotion awards of Monternet services.

VII. Customer Services

7.1 The Monternet SMS delivered to users shall respond to customer demand or request for customization. Party B shall ensure the healthy and legal SMS information services, Party A is entitled to supervise/check SMSs of Party B, and strengthen the management of SMS contents of Party B as set in exhibit 1 hereto.

7.2 Party B shall ensure that the users be fully informed of the basic business information prior to access of the Monternet services, including price, sending frequency, access method and major contents.

7.3 Party A customer center 1860 and the major business outlets shall handle the user inquiry and complaint about Monternet services, and forward the user problems about information, content and service to the customer service center of Party B.

7.4 Party B shall provide 7*24 direct fixed phone and mobile phone numbers for customer service, provided that the fixed phone is not an extension number and the mobile phone is free from shut-off and forwarding. The customer service phones shall be announced on the website or the promotion materials.

7.5 Party B shall assign regular staff to handle customer complaints within 1 day afterwards.

7.6 To ensure correct user understanding of Party B services, Party B shall make free processing of the downlink information like the service recommendation, customer service instructions and user procurement of password, and charge no information fee for sending the service information (i.e. price, customization confirmation, customer service hotline and order cancellation).

7.7 The order for customization SMS service shall take effect 72 hours after the ordering. Within the above 72-hour period, the item-billed services may be billed as per items, and the monthly-fee services are subject to no charge. The services are chargeable in case of another ordering request of the user within the current month.

7.8 For SMS services of monthly fixed information fee, in case of service use period between 15 days and 1 month, Party B may charge the monthly information fee; for the service period less than 15 days, Party B shall charge no information fee of the month.

7.9 For users ordering customization services via Internet, Party B shall clearly define the basic service information at the conspicuous place of the page prior to the user confirmation thereof. After the confirmation of the customization, Party B shall send out the SMS for prompt information, stating “thanks to users”, “confirmation of customization”, “information fee”, “sending frequency”, “surrender method”, “customer service phone and website”, etc.

7.10 For users ordering customization via mobile phones, Party B shall immediately send SMS to users (including premium users and third-party users) for prompt information, stating “thanks to users”, “confirmation of customization”, “information fee”, “sending frequency”, “surrender method”, “customer service phone, “website” (optional), etc.

7.11 As to the initial ordering understanding procured by physical marketing (e.g. forms), Party B shall send the confirmation SMS (including basic service information), and procure the password-based confirmation of the user prior to the final order.

VIII. Termination

8.1 Party B shall not send any information to invalid Monternet users. In case Party B knowingly sends information to invalid Monternet users, Party A is entitled to claim indemnification for economic loss from the overdue premium users against Party B, and even terminate this agreement and the cooperation hereunder.

8.2 Party B shall ensure the information furnished by Party B is compliant with applicable policies, laws and regulations including “Telecom Regulations of PRC” and “Administrative Methods of Internet Information Services”, and shall not transmit any information impairing the national safety and interest or the obscene information. Party B shall ensure its information does not impair the corporate image of China Mobile; without written consent of Party A, Party B shall not use the SMS ports of Party A to provide mobile users, including mobile users ordering Party B SMS services, with any unwanted information, otherwise, Party B shall indemnify Party A the loss thus incurred, and Party A is entitled to terminate this agreement and the cooperation hereunder.

8.3 If Party A receives any complaint of user for receipt of non-ordered services, Party A shall forward such complaint to Party B, who shall investigation the case. Party A shall charge no cost of the above user, and Party B, if in receipt of the above user fee, shall return the fee to the user. Party A is entitled to terminate this agreement and cooperation hereunder based on current-month user complaint quantity.

8.4 For complaints forward from Party A to Party B, Party B shall respond to customer service center of Party A within 2 hours, and identify the reasons and settle the user complaint within 1 working day. In case of any justified complaint of Party A users due to the fault of Party B, Party A is entitled to reduce 500 yuan per user from the current-month settlement amount as the default penalty. For user complaints exposed to the competent regulatory agency or media, Party A is entitled to reduce 10,000 yuan per user from the current-month settlement amount as the default penalty, and may terminate this agreement and cooperation hereunder based on the default severity.

8.5 Party B shall ensure the monthly user complaint response rate at 100% (monthly complaints settled by Party B and reported to Party A/monthly complaints forwarded by Party A to Party B), the complaints arising out of SP below the standard complaints (standard complaints=Beijing Monternet SMS users in current month*1.5/10000*monthly Monternet SMS users of Party B in current month/total SP Monternet SMS users of Beijing Mobile in current month), customer satisfaction rate above 80% (monthly complaints that the users are satisfied with the settlement/monthly complaints forwarded by Party A to Party B). Party A shall calculate and examine the complaint settlement of Party B each month, if Party B fails the above standard, Party A is entitled to deduct the default penalty from the monthly payment to Party B based on the default severity; in case Party B fails the above standard in 3 months in a row, Party A is entitled to terminate this agreement and the cooperation hereunder.

8.6 To ensure normal market operation of Monternet services, Party B shall not directly or indirectly provide inter-operator SMS services, including domestic inter-operator SMS service and cross-border international SMS services, and shall not provide pure commission-based premium collection services (collect the revenue from business other than the Monternet services through Monternet SMS network) through the SMS system of Party A. Otherwise, Party B shall indemnify Party A the loss thus incurred, and Party A is entitled to terminate this agreement and the cooperation hereunder.

8.7 In case Party B fails to pay Party A the due payment for 3 months in a row, and still fails to pay the overdue payment and default penalty within 15 days after the receipt of the notice of Party A thereabout, Party A is entitled to shut off the SMS channel, and terminate this agreement and the cooperation hereunder.

8.8 In case Party B violates the provisions hereunder or competent regulations (including but not limited to SMS Value-added Service SP Cooperation Regulations of Party A and China Mobile Communication Corporation) regardless of the warning or request of Party A, Party A is entitled to shut off the SMS channel, and terminate this agreement and the cooperation hereunder.

8.9 Party B shall bear any loss arising out of the termination above to any other party.

IX. Confidentiality

9.1 Proprietary Information: the information disclosed by the disclosing party that is developed, invented and discovered by the disclosing party or transferred to the disclosing party valuable to the disclosing party, including but not limited to the trade secrets, intellectual property rights and technical secrets.

9.2 The parties shall not disclose the Proprietary Information of the parties including the intellectual property rights and other trade secrets. The receiving party shall keep the confidentiality of any Proprietary Information of the disclosing party without the written consent of the disclosing party, and shall not disclose the trade secrets, technical secrets and other Proprietary Information of the other party to any third party.

9.3 The parties shall keep the confidentiality of the cooperation hereunder and the contents of this agreement. Without prior written consent of the other party, neither party shall disclose the cooperation hereunder and the contents of this agreement to any third party.

10. Default Liability

Any failure of either party to perform the obligations hereunder shall be deemed as the default. Either party, if confirming the default upon receipt of the written notice or email notice of the other party thereabout, shall correct the default within 20 days with written notice to the other party, or, if denying the default, shall respond to the other party by written rejection or explanation within 20 days. In this case, the parties may settle the dispute upon consultation, or in accordance with the dispute provisions hereunder, the default party shall indemnify the conforming party of the loss thus incurred.

XI. Liability Limitation

Either party shall be liable for any failure, partial or as a whole, to perform the obligations hereunder due to the force majeure events, provided that the affected party shall notify the other party and furnish the proof thereof within 15 days after the force majeure events. The parties shall continue to perform this agreement after the force majeure event ends.

XII. Disputes

The parties may settle the dispute arising out of the performance of this agreement via friendly consultation. Either party may submit the dispute failing friendly consultation to Beijing Arbitration Committee for arbitration. The arbitration award is final and binding upon the parties.

XIII. Effectiveness, Modification, Termination and Renewal

13.1 This agreement takes effect on May 1, 2004, and remains valid until October 31, 2004. This agreement shall not take effect until the parties obtain the legal qualification as set in clause 1.1. This agreement shall be automatically renewed for 6 months in case neither party notifies the other party of non-renewal within 30 days prior to the expiration date hereto in writing or by email.

13.2 This agreement is made in 14 pages and 4 copies valid upon signatures and stamps of the parties, with each party holding 2 copies of equal validity.

13.3 The exhibits hereunder constitute an integral part of this agreement with equal validity.

13.4 In the term of this agreement, the parties may modify or terminate this agreement via friendly consultation. Either party may notify the other party in writing 30 days in advance of the intention to modify or terminate this agreement. Any party terminating this agreement without the written consent of the other party shall indemnify the other party of any loss thus incurred.

Party A (stamp): Beijing Mobile Communication Co., Ltd	Party B (stamp): Beijing Sohu Internet Information Service Co., Ltd

Authorized representative: Xu Suming	Authorized representative: Que Hongyu

Exhibits: 1. Procedures to Add New Services

2. Monternet SMS Contents Regulations